Exhibit 5.1

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

Board of Directors

Great Panther Mining Limited

We, KPMG LLP, consent to the use of our reports dated March 3, 2021, with respect to the consolidated financial statements of Great Panther Mining Limited, and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Auditors” in the prospectus.

Yours very truly,

//s// KPMG LLP

Chartered Professional Accountants

August 6, 2021

Vancouver, Canada